SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*

                                   ACCOM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    004334108
                  -------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------------                                      ----------------------------------------------
 CUSIP No.         004334108                                   13G                     Page     2       of        8     Pages
           ---------------------------------                                                -----------    ------------
----------------------------------------------                                      ----------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       THE SHEIKH REVOCABLE TRUST UNDER AGREEMENT DATED JUNE 4, 1986
----------------------------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                         (a)    |_|
                                                                                                         (b)    |X|
----------------------------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA, U.S.A.
----------------------------------------------------------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             910,333 shares of which Julie I. Sheikh and Junaid Sheikh are the sole Trustees and may be deemed
      NUMBER OF              to have shared voting power to vote
       SHARES         ------------------------------------------------------------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 See response to Row 5
      REPORTING       ------------------------------------------------------------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             910,333 shares of which Julie I. Sheikh and Junaid Sheikh are the sole Trustees and may be deemed to have shared voting power to vote
                      ------------------------------------------------------------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             See response to Row 7
----------------------------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       910,333
----------------------------------------------------------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*            |_|


----------------------------------------------------------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
----------------------------------------------------------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
----------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------                                      ----------------------------------------------
 CUSIP No.         004334108                                   13G                      Page      3      of      8      Pages
           ---------------------------------                                                 -----------    -----------
----------------------------------------------                                      ----------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JULIE I. SHEIKH
----------------------------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                         (a)    |_|
                                                                                                         (b)    |X|
----------------------------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
----------------------------------------------------------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0 SHARES
      NUMBER OF
        SHARES        ------------------------------------------------------------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER 910,333 SHARES HELD DIRECTLY BY THE SHEIKH REVOCABLE TRUST OF WHICH JULIE I.
       OWNED BY              SHEIKH IS ONE OF THE SOLE TRUSTEES AND MAY BE DEEMED TO HAVE SHARED POWER TO VOTE
         EACH
      REPORTING       ------------------------------------------------------------------------------------------------------------
        PERSON          7    SOLE DISPOSITIVE POWER
         WITH
                              0 SHARES

                      ------------------------------------------------------------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER 910,333 SHARES HELD DIRECTLY BY THE SHEIKH REVOCABLE TRUST OF WHICH JULIE
                             I. SHEIKH IS ONE OF THE SOLE TRUSTEES AND MAY BE DEEMED TO HAVE SHARED DISPOSITIVE POWER OF THE
                             SHARES

----------------------------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       910,333
----------------------------------------------------------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*            |_|

----------------------------------------------------------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       13.6%

----------------------------------------------------------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
----------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------                                      ----------------------------------------------
 CUSIP No.         004334108                                   13G                      Page      4      of      8     Pages
           ---------------------------------                                                 -----------    ----------
----------------------------------------------                                      ----------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JUNAID SHEIKH
----------------------------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                         (a)    |_|
                                                                                                         (b)    |X|
----------------------------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
----------------------------------------------------------------------------------------------------------------------------------
                        5    SOLE VOTING POWER    87,286 SHARES ISSUABLE UPON EXERCISE OF OPTIONS, 44,787 SHARES OF WHICH ARE
                             FULLY VESTED.
      NUMBER OF
        SHARES        ------------------------------------------------------------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER 910,333  SHARES HELD DIRECTLY BY THE SHEIKH REVOCABLE  TRUST OF WHICH  JUNAID
       OWNED BY              SHEIKH  IS ONE OF THE SOLE TRUSTEES AND MAY BE DEEMED TO HAVE SHARED POWER TO VOTE.
         EACH
      REPORTING       ------------------------------------------------------------------------------------------------------------
        PERSON          7    SOLE DISPOSITIVE POWER  87,286 SHARES ISSUABLE UPON EXERCISE OF OPTIONS, 44,787 SHARES OF WHICH
         WITH                ARE FULLY VESTED.

                      ------------------------------------------------------------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER    910,333 SHARES HELD DIRECTLY BY THE SHEIKH REVOCABLE TRUST OF WHICH
                             JUNAID SHEIKH IS ONE OF THE SOLE TRUSTEES AND MAY BE DEEMED TO HAVE SHARED DISPOSITIVE POWER OF
                             THE SHARES.

----------------------------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       997,619
----------------------------------------------------------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*            |_|


----------------------------------------------------------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.8%

----------------------------------------------------------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
----------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                           Accom, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           1490 O'Brien Drive, Menlo Park,  CA  94062

Item 2(a).        Name of Person Filing:

                  This statement is filed by Julie I. Sheikh, Junaid Sheikh and the Sheikh Revocable Trust under Agreement dated June 4, 1986, sometimes collectively referred to as the "Reporting Persons," or individually as the "Reporting Person".


Item 2(b).        Address of Principal Business Office or, if none, Residence:

                           same as 1(b)

Item 2(c).        Citizenship:

                           See Row 4 of cover page for each Reporting Person.

Item 2(d).        Title of Class of Securities:

                           Common Stock

Item 2(e).        CUSIP Number:

                           004334108

Item 3.

         Not Applicable.

Item 4.  Ownership.

      (a)Amount Beneficially Owned:

                  See Row 9 of cover page for each Reporting Person.

     (b) Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

     (c) Number of shares as to which such person has:

     (i) sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

     (ii)shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

     (iii) sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

     (iv)shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.

         Not Applicable.

Item 6.

         Not Applicable.

Item 7.

         Not Applicable.

Item 8.

         The  Reporting  Persons  may be deemed a "group"  for the  purposes  of
Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group". The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

Item 9.

         Not Applicable.

Item 10.  Certification.

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 30, 1998


                                              /S/ JULIE I. SHEIKH
                                              ---------------------------------
                                              Julie I. Sheikh


                                              /S/ JUNAID SHEIKH
                                              ---------------------------------
                                              Junaid Sheikh

                                              THE SHEIKH REVOCABLE TRUST UNDER
                                              AGREEMENT DATED JUNE 4, 1986

                                              By      /S/ JUNAID SHEIKH
                                                 ------------------------------

                                              Title   TRUSTEE
                                                    ---------------------------

                                    Exhibit 1

                       AGREEMENT RELATING TO JOINT FILING
                                 OF SCHEDULE 13G

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Accom, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  January 30, 1998


                                              /S/ JULIE I. SHEIKH
                                              ---------------------------------
                                              Julie I. Sheikh


                                              /S/ JUNAID SHEIKH
                                              ---------------------------------
                                              Junaid Sheikh

                                              THE SHEIKH REVOCABLE TRUST UNDER
                                              AGREEMENT DATED JUNE 4, 1986

                                              By      /S/ JUNAID SHEIKH
                                                 ------------------------------

                                              Title   TRUSTEE
                                                    ---------------------------